                           SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [X]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [ ]   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         Marshall & Ilsley Corporation
               ------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

     [X]   No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

           1)  Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------

           2)  Aggregate number of securities to which transaction applies:

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           3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ]   Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of it filing.

           1)  Amount Previously Paid:

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

                         MARSHALL & ILSLEY CORPORATION
                            770 NORTH WATER STREET
                          MILWAUKEE, WISCONSIN 53202

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 28, 1998

To the Shareholders of Marshall & Ilsley Corporation:

  The 1998 Annual Meeting of Shareholders of Marshall & Ilsley Corporation will be held at the Milwaukee Athletic Club, 758 North Broadway, Grand Ballroom, 4th Floor, Milwaukee, Wisconsin, on Tuesday, April 28, 1998 at 10:00 a.m., local time, for the following purposes:

(1) To elect seven Directors to serve until the 2001 Annual Meeting of Shareholders and until their successors are elected and qualified;

(2) To approve amendments to the Marshall & Ilsley Corporation 1994 Long-Term Incentive Plan for Executives and a change to the performance goals thereunder;

(3) To approve the Marshall & Ilsley Corporation Directors Deferred Compensation Plan; and

(4) To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

  Shareholders of record at the close of business on February 27, 1998 are entitled to notice of and to vote at the Annual Meeting.

  HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR BY PROXY IN ORDER FOR THE MEETING TO BE HELD. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                          M. A. HATFIELD, Secretary

March 9, 1998

                         MARSHALL & ILSLEY CORPORATION
                            770 NORTH WATER STREET
                          MILWAUKEE, WISCONSIN 53202
                                 MARCH 9, 1998

                                PROXY STATEMENT

  The enclosed proxy is solicited by the Board of Directors of Marshall & Ilsley Corporation (the "Company" or "M&I") for use at the Annual Meeting of Shareholders to be held on Tuesday, April 28, 1998 (the "Annual Meeting"). At the Annual Meeting, the shareholders of the Company will elect seven Class II Directors, each of whom will hold office until April 2001, and with respect to each Director, until his successor is elected and qualified. The Company's shareholders also will be asked to approve amendments to the Company's 1994 Long-Term Incentive Plan for Executives (the "LTIP") and to approve the Company's Directors Deferred Compensation Plan.

  The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of common stock held in the name of another person, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. In addition, the Company has retained Murrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $6,500. The Proxy Statement and the accompanying Proxy are being sent to the Company's shareholders commencing on or about March 9, 1998.

  Each shareholder of record at the close of business on February 27, 1998 will be entitled to one vote for each share of common stock registered in such shareholder's name. The Company has two classes of capital stock outstanding: its $1.00 par value common stock (the "Common Stock") and its non-voting Series A preferred stock (the "Preferred Stock"). As of February 27, 1998, the Company had outstanding 101,742,948 shares of Common Stock and 685,314 shares of Preferred Stock. The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the record date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting.

  Any shareholder executing and delivering the enclosed proxy may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Secretary of the Company.

  The Company has instituted the Dividend Reinvestment and Cash Investment Plan (the "Reinvestment Plan") administered by BankBoston, N.A., as Trustee. Under the provisions of the Reinvestment Plan, shares of Common Stock are acquired and held in nominee name by BankBoston, N.A. for participating shareholders. Shares so held have been separately designated on the proxy card pertaining to each participant and will be voted at the Annual Meeting in the same manner in which the participant votes those shares registered in his or her own name either by proxy or in person.

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, is included with this Proxy Statement.

  UNLESS OTHERWISE DIRECTED, ALL PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS A CLASS II DIRECTOR, FOR APPROVAL OF THE AMENDMENTS TO THE LTIP AND FOR APPROVAL OF THE DIRECTORS DEFERRED COMPENSATION PLAN. ABSTENTIONS AND BROKER NON-VOTES (I.E., PROXIES FROM BROKERS OR NOMINEES INDICATING THAT SUCH PERSONS HAVE NOT RECEIVED INSTRUCTIONS FROM THE BENEFICIAL OWNERS TO VOTE SHARES AS TO A MATTER WITH RESPECT TO WHICH THE BROKERS OR NOMINEES DO NOT HAVE DISCRETIONARY POWER TO
VOTE) WILL BE TREATED AS PRESENT FOR PURPOSES OF DETERMINING A QUORUM. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST BY HOLDERS OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT A MEETING AT WHICH A QUORUM IS PRESENT. IN OTHER WORDS, THE SEVEN DIRECTORS WHO RECEIVE THE LARGEST NUMBER OF VOTES WILL BE ELECTED AS DIRECTORS. ANY SHARES NOT VOTED, WHETHER BY WITHHELD AUTHORITY, BROKER

NON-VOTE OR OTHERWISE, WILL HAVE NO EFFECT IN THE ELECTION OF DIRECTORS EXCEPT TO THE EXTENT THAT THE FAILURE TO VOTE FOR AN INDIVIDUAL RESULTS IN ANOTHER INDIVIDUAL RECEIVING A LARGER NUMBER OF VOTES. ANY VOTES ATTEMPTED TO BE CAST "AGAINST" A CANDIDATE ARE NOT GIVEN LEGAL EFFECT AND ARE NOT COUNTED AS VOTES CAST IN AN ELECTION OF DIRECTORS. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT OR REPRESENTED AND ENTITLED TO VOTE IS REQUIRED TO APPROVE THE AMENDMENTS TO THE LTIP AND THE DIRECTORS DEFERRED COMPENSATION PLAN AND BROKER NON-VOTES WILL NOT BE COUNTED AS SHARES ENTITLED TO VOTE ON THE PROPOSAL.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table lists as of February 27, 1998 information regarding the beneficial ownership of shares of Common Stock by each director and named executive officer of the Company, each person believed by the Company to be a beneficial owner of more than 5% of Common Stock and all directors and executive officers of the Company as a group:

             NAME AND ADDRESS           AMOUNT AND NATURE OF
            OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP(1) PERCENT OF CLASS
            -------------------        ----------------------  ----------------
      Marshall & Ilsley Trust Company        11,217,029(2)          11.02%
       1000 North Water Street
       Milwaukee, WI 53202
      The Northwestern Mutual Life            8,665,374(3)           7.92%
       Insurance Company
       720 East Wisconsin Avenue
       Milwaukee, WI 53202
      Richard A. Abdoo                            7,500(4)            *
      Oscar C. Boldt                             97,816(5)            *
      J.P. Bolduc                                10,000(6)            *
      Wendell F. Bueche                          22,800(7)            *
      Jon F. Chait                               25,987(4)            *
      J.L. Delgadillo                            56,004(8)            *
      Glenn A. Francke                          200,283(6)            *
      G.H. Gunnlaugsson                         278,442(9)            *
      Burleigh E. Jacobs                         48,000(6)            *
      Jack F. Kellner                           503,202(4)            *
      James F. Kress                             20,500(6)            *
      D.J. Kuester                              456,318(10)           *
      D.W. Layden, Jr.                           29,600(11)           *
      Katharine C. Lyall                            350               *
      Edward L. Meyer, Jr.                       24,751(12)           *
      Don R. O'Hare                              16,306(4)            *
      San W. Orr, Jr.                           217,326(13)           *
      P.M. Platten, III                         347,133(14)           *
      J.A. Puelicher                            451,156(15)           *
      Robert A. Schaefer                         64,732(16)           *
      Stuart W. Tisdale                          11,280(4)            *
      J.B. Wigdale                              617,587(17)           *
      James O. Wright                            17,220(18)           *
      Gus A. Zuehlke                            161,895(19)           *

  All directors and executive officers of the Company as a group (30 persons, including the above) own 5,428,291 shares of Common Stock or 5.33% of the total Common Stock outstanding.(20)
--------
*less than 1%
(1) Except as indicated below, all shares shown in the table are owned with sole voting and investment power.

(2) This information is based on Amendment No. 17 to Schedule 13-G dated February 13, 1998. All such shares are owned by Marshall & Ilsley Trust Company (the "Trust Company") as trustee or in other fiduciary capacities. The Trust Company has no economic interest in such shares. Of these shares, the Trust Company has sole voting power as to 1,366,211 shares (approximately 1.3%), shared voting power as to 6,562,641 shares (approximately 6.5%), sole investment power as to 3,719,816 shares (approximately 3.7%), and shared investment power as to 7,505,960 shares (approximately 7.4%). The amount and percentage of shares beneficially owned, and the amount of shares as to which the Trust Company has shared voting or investment power, include 6,440,795 shares held by the Trust Company as to which it disclaims beneficial ownership. The Company owns all of the issued and outstanding capital stock of the Trust Company.
(3) This information is based on Amendment No. 10 to Schedule 13-G dated February 9, 1998. The Northwestern Mutual Life Insurance Company ("NML") holds 988,188 shares of Common Stock and 685,314 shares of Preferred Stock. NML has sole voting and investment power as to all such shares, subject to the terms and conditions of a certain Investment Agreement (the "Investment Agreement") between the Company and NML dated August 30, 1985. NML may exchange shares of Common Stock, regardless of how they were acquired, for shares of Preferred Stock. The Preferred Stock is non-voting and convertible into 7,677,185 shares of Common Stock at the same ratio that the Common Stock was exchanged for the Preferred Stock. The Investment Agreement provides for the purchase by NML of up to 24.9%, on a fully diluted basis, of the Common Stock. Purchases may take the form of Common Stock, Preferred Stock, notes or other securities of the Company (the "Securities") at such prices as may be agreed upon by the parties from time to time. The Investment Agreement restricts in certain respects NML's right to transfer, acquire and vote any Securities. Under certain conditions, NML may require the Company to repurchase its stock at not less than prescribed prices after a "Change-in-Control" or upon the occurrence of a "Business Combination" (as such terms are defined in the Investment Agreement). For further information concerning the Investment Agreement, the Notes and the Preferred Stock, reference is hereby made to the Company's Current Reports on Form 8-K dated May 20, 1985, August 30, 1985 and January 2, 1986.
(4) Includes 7,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.
(5) Includes 32,909 shares held by Mr. Boldt's family as to which he disclaims beneficial ownership, 5,000 shares as to which he exercises sole voting power and 22,909 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.
(6) Includes 10,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.
(7) Includes 12,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.
(8) Includes 35,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.
(9) Includes 2,700 shares held by Mr. Gunnlaugsson's family as to which he disclaims beneficial ownership and 144,750 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.
(10) Includes 5,000 shares as to which Mr. Kuester exercises sole voting power, and 293,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.
(11) Includes 24,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.
(12) Includes 1,337 shares held by Mr. Meyer's family as to which he disclaims beneficial ownership, 1,000 shares as to which he exercises sole voting power and 20,400 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.
(13) Includes 198,387 shares held by trusts for which Mr. Orr exercises shared voting and investment power and as to which Mr. Orr disclaims beneficial ownership, and 7,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.

(14) Includes 5,443 shares held by Mr. Platten's family as to which he disclaims beneficial ownership, 181,246 shares as to which Mr. Platten exercises sole voting power and 50,000 shares of which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.
(15) Includes 103,556 shares as to which Mr. Puelicher exercises sole voting power and 58,182 shares held by trust from which he exercises shared voting and investment power and as to which he disclaims beneficial ownership.
(16) Includes 21,490 shares as to which Mr. Schaefer disclaims beneficial ownership.
(17) Includes 11,678 shares held by Mr. Wigdale's family as to which he disclaims beneficial ownership and 401,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.
(18) Includes 10,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998, 3,120 shares held by trust for which Mr. Wright exercises shared voting and investment power and as to which he disclaims beneficial ownership and 500 shares owned by Badger Meter Foundation as to which he disclaims beneficial ownership.
(19) Includes 11,771 shares held by Mr. Zuehlke's family as to which he disclaims beneficial ownership, 45,819 shares as to which Mr. Zuehlke exercises sole voting power, and 10,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.
(20) Includes 7,400 shares of restricted stock as to which the holders exercise sole voting power and 1,277,950 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 27, 1998.

                             ELECTION OF DIRECTORS

  The Company's Restated Articles of Incorporation provide that the Company's Directors are divided into three classes, designated Class I, Class II and Class III, with staggered terms of three years each. At the Annual Meeting, shareholders will elect seven Class II Directors to serve until the Company's 2001 Annual Meeting of Shareholders and until their successors are elected and qualified. Each Class II Director's term expires at the 1998 Annual Meeting. The following table sets forth certain information with regard to each of the nominees for election as a Director as well as each of the Company's continuing Class I and Class III Directors.

                        NOMINEES STANDING FOR ELECTION

                                        PRINCIPAL OCCUPATION
         NAME                             AND DIRECTORSHIPS
         ----                           --------------------
                              Class II Directors
 Jon F. Chait          Executive Vice President, Secretary and Director,
  Age 47               August 1991 to present, Managing Director--
                       International Operations, 1995 to present, Chief
                       Financial Officer, August 1993 to 1995, Manpower Inc.
                       and Executive Vice President, September 1989 to
                       present, Manpower International Inc., a provider of
                       temporary employment services. A Director since 1990.
 D.J. Kuester          President of the Company since 1987; President and
  Age 56               Director since January 1989, M&I Marshall & Ilsley
                       Bank; Chairman of the Board and Director, M&I Data
                       Services. Also a director of Modine Manufacturing
                       Company. A Director since February 1994.
 Edward L. Meyer, Jr.  President, Anamax Corporation, a processor of hides and
  Age 60               manufacturer of tallow. A Director since May 1994.
 Don R. O'Hare         Retired; Consultant, September 1994 to April 1997,
  Age 75               Chairman of the Board, September 1994 to October 1996,
                       Chief Executive Officer, April 1979 to April 1997, and
                       Director, Sundstrand Corporation, a manufacturer of
                       aerospace and industrial products. A Director since
                       1977.

                                       PRINCIPAL OCCUPATION
        NAME                             AND DIRECTORSHIPS
        ----                           --------------------
 San W. Orr, Jr.     Attorney, Estates of A.P. Woodson & Family; Chairman of
  Age 56             the Board and Director, Wausau-Mosinee Paper Corporation.
                     Also a Director of MDU Resources Group, Inc. A Director
                     since July 1994.
 J.A. Puelicher      Retired; Chairman of the Board and Chief Executive
  Age 77             Officer of the Company from April 1981 to December 1992.
                     Also a director of Sundstrand Corporation. A Director
                     since 1959.
 Stuart W. Tisdale   Retired; Chairman of the Board and Chief Executive
  Age 69             Officer, August 1992 to February 1994, President and
                     Chief Executive Officer, April 1986 to August 1992, and
                     Director, WICOR, Inc. A Director of Modine Manufacturing
                     Company and Twin Disc, Inc. A Director since 1986.

                              CONTINUING DIRECTORS

                                       PRINCIPAL OCCUPATION
        NAME                             AND DIRECTORSHIPS
        ----                           --------------------

                Class III Directors (terms expiring April 1999)
 Oscar C. Boldt      Chairman, The Boldt Group, Inc., subsidiaries in general
  Age 73             contracting, development and related businesses. A
                     Director since May 1994.
 J.P. Bolduc         Chairman and Chief Executive Officer of JPB Enterprises,
  Age 58             Inc., a diversified holding company with interests in the
                     food, beverage, real estate, retail and manufacturing
                     industries, since March 1995. Director from 1986 through
                     March 1995, President and Chief Executive Officer,
                     January 1993 to March 1995, President and Chief Operating
                     Officer, August 1990 to January 1993, W.R. Grace & Co.
                     Also a director of Sundstrand Corporation, Newmont Mining
                     Corporation, Brothers Gourmet Coffees, Inc. and Unisys
                     Corporation. A Director since 1987.
 Glenn A. Francke    Retired; Chairman of the Board, 1971 through January
  Age 76             1987, M&I Northern Bank, a subsidiary of the Company. A
                     Director since 1960.
 Burleigh E. Jacobs  Chairman of the Board and Director, Grede Foundries,
  Age 78             Inc., a manufacturer of grey and ductile iron, steel, and
                     alloyed castings. A Director since 1967.
 James F. Kress      Chairman, Green Bay Packaging, Inc., a manufacturer of
  Age 68             corrugated and packaging materials. A Director since
                     1986.
 Robert A. Schaefer  Retired; Former Director, Executive Vice President and
  Age 60             Chief Operating Officer of Security Capital Corporation
                     and Former Director, President and Chief Operating
                     Officer of Security Bank S.S.B. A Director since December
                     1997.
 Gus A. Zuehlke      Retired; Former Chairman, Valley Bancorporation until May
  Age 76             1994; Former Chairman, Valley Bank, Appleton, Wisconsin,
                     until May 1994. A Director since May 1994.

                 Class I Directors (terms expiring April 2000)

 Richard A. Abdoo    Chairman of the Board, President and Chief Executive
  Age 54             Officer, Wisconsin Energy Corporation, a holding company
                     with subsidiaries in utility and nonutility businesses,
                     since May 1991. Chairman of the Board and Chief Executive
                     Officer of Wisconsin Electric Power Company since June
                     1990. A director of Sundstrand Corporation and United
                     Wisconsin Services, Inc. A Director since July 1994.
 Wendell F. Bueche   Chairman since August 1994, President, February 1993 to
  Age 67             August 1994, Chief Executive Officer and Director,
                     February 1993 to present, IMC Global, Inc. Also a
                     director of WICOR, Inc. A Director since 1983.

                                       PRINCIPAL OCCUPATION
        NAME                             AND DIRECTORSHIPS
        ----                           --------------------
 G.H. Gunnlaugsson   Executive Vice President and Chief Financial Officer of
  Age 53             the Company since 1987; Vice President of M&I Marshall &
                     Ilsley Bank since 1976. A Director since February 1994.
 Jack F. Kellner     Retired; Chairman of the Board from July 1991 to
  Age 81             September 1994, President, Chief Executive Officer and
                     Director until July 1991, Western Industries, Inc., a
                     manufacturer of metal stampings and sheet metal
                     fabrication. A Director since 1976.
 Katharine C. Lyall  President of the University of Wisconsin System since
  Age 56             1992. Also a director of Wisconsin Power & Light Co.,
                     Kemper National Insurance Companies and the Carnegie
                     Foundation for the Advancement of Teaching. A Director
                     since December 1997.
 P.M. Platten, III   Retired; Vice Chairman of the Board of the Company from
  Age 58             May 1994 to May 1997; Former President and Chief
                     Executive Officer, January 1989 to May 1994, Valley
                     Bancorporation. A Director since May 1994.
 J.B. Wigdale        Chairman of the Board of the Company from December 1992
  Age 61             to present, Chief Executive Officer of the Company from
                     October 1992 to present, Vice Chairman of the Board of
                     the Company from December 1988 to December 1992; Chairman
                     of the Board, January 1989 to present, Chief Executive
                     Officer, September 1987 to present, of M&I Marshall &
                     Ilsley Bank. A Director since 1988.
 James O. Wright     Chairman of the Board and Director, Badger Meter, Inc., a
  Age 77             manufacturer of products using flow measurement
                     technology serving utility, industrial and commercial
                     markets. A Director since 1960.

  The Board of Directors of the Company has standing Executive Compensation, Audit, Retirement Investment and Nominating Committees. The Board of Directors held seven meetings in 1997. Each Director attended at least 75% of the meetings of the Board and Board Committees on which the director served.

  The Executive Compensation Committee is responsible for administering compensation levels for certain senior officers of the Company and its subsidiaries, including all executive officers of the Company, and for administering the Company's nonqualified compensation plans, including the Executive Stock Option Plans, the 1994 Long-Term Incentive Plan and the Annual Executive Incentive Compensation Plan. The members of the Executive Compensation Committee are Messrs. Jacobs (Chairman), Kellner, O'Hare and Wright, none of whom are employees of the Company or any of its subsidiaries. The Executive Compensation Committee held four meetings in 1997. Salaries for other employees of the Company and its subsidiaries are determined by the management of the respective subsidiaries and are reviewed by the compensation committee of the Board of Directors of the subsidiary involved.

  The Audit Committee has responsibility for nominating the Company's independent auditors for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent auditors and reviewing the financial statements of the Company and the audit function to ensure full compliance with requirements of regulatory agencies and full disclosure of necessary information to the shareholders of the Company. The members of the Audit Committee, all of whom are non-employee directors, are Messrs. Kellner (Chairman), O'Hare and Wright. The Audit Committee held two meetings in 1997.

  The Retirement Investment Committee is responsible, in relation to funding policy, for reviewing the activities of and decisions made by the trustees of, and the investment managers for, the Company's Retirement Growth Plan and Incentive Savings Plan. The members of the Retirement Investment Committee, none of whom are employees of the Company, are Messrs. O'Hare (Chairman), Chait and Tisdale. The Committee held four meetings in 1997.

  The Nominating Committee is responsible for recommending to the Board nominees to stand for election as directors and to fill any vacancies which may occur from time to time. In addition, the Nominating Committee is responsible for considering any nominations for director submitted by shareholders and for reviewing the size and composition of the Board and the criteria for selecting nominees to the Board. Current employees of the

Company are not eligible to serve on the Nominating Committee. The members of the Nominating Committee are Messrs. Tisdale (Chairman), Puelicher, Chait and Boldt. The Nominating Committee has not established procedures for shareholders to recommend nominees for director beyond those contained in the Company's By-laws. The Nominating Committee held one meeting in 1997.

                 LOANS AND OTHER TRANSACTIONS WITH THE COMPANY

  Customers of the bank subsidiaries of the Company include nominees, directors and officers of the Company and their associates. Since January 1, 1997, such persons and firms have been indebted to the Company's bank subsidiaries for loans made in the ordinary course of business. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers, including their related interests, by the Company and its significant subsidiaries represented approximately 8.9% of shareholders equity at December 31, 1997.

  From time to time, directors and officers of the Company and their associates may sell shares of their Common Stock to the Company pursuant to the Company's stock repurchase program. The purchase price for any such sales is the prevailing market price at the time of such sale.

                          SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                                     COMPENSATION(1)
                                                 ------------------------
                                                     AWARDS      PAYOUTS
                                                 --------------- --------
                                    ANNUAL
                                 COMPENSATION      SECURITIES      LTIP
                              ------------------   UNDERLYING    --------     ALL OTHER
   NAME AND PRINCIPAL                                            PAYOUTS
        POSITION         YEAR SALARY($) BONUS($) OPTIONS/SARS(#)    $     COMPENSATION($)(2)
   ------------------    ---- --------- -------- --------------- -------- ------------------
J.B. Wigdale............ 1997 $625,000  $526,813     30,000      $779,850      $456,894
 Chairman of the Board   1996  580,000   370,000     30,000             0       487,679
 and Chief Executive
 Officer                 1995  550,000   275,000     30,000             0       243,324
D.J. Kuester............ 1997  525,000   446,123     26,000       675,870       235,874
 President               1996  500,000   278,259     26,000             0       258,856
                         1995  475,000   217,920     26,000             0       167,957
G.H. Gunnlaugsson....... 1997  400,000   340,130     20,000       467,910       156,387
 Executive Vice
 President               1996  345,000   272,643     18,000             0       156,383
 and Chief Financial
 Officer                 1995  325,000   207,370     18,000             0       100,761
J.L. Delgadillo......... 1997  300,000   200,000     12,000       207,960        41,007
 Senior Vice President   1996  270,000   140,000      8,000             0        43,292
                         1995  250,000   130,000      8,000             0        35,963
D.W. Layden, Jr......... 1997  250,000   120,000      8,000       207,960        37,683
 Senior Vice President   1996  225,000    85,000      8,000             0        30,275
                         1995  200,000    75,000      8,000             0        28,510

--------
(1) As of December 31, 1997, the following individuals have unreleased Key Restricted Stock: Mr. Delgadillo, 4,000 shares valued at $244,500 and Mr. Layden, 2,400 shares valued at $148,300. Values were arrived at using a December 31, 1997 closing market price of $62.125 per share less consideration which is paid by the executive upon issuance of award. Dividends are paid on restricted stock.
(2) Includes $4,750 for each individual paid by M&I under a 401(k) Thrift Plan for 1997. Includes $12,800 for each individual paid by M&I under the Retirement Growth Plan for 1997. Includes the following amounts paid by M&I under a Split Dollar Life Insurance Plan for the benefit of the executives for 1997: J.B. Wigdale--$13,842; D.J. Kuester--$7,165; G.H. Gunnlaugsson--$6,672; J.L. Delgadillo--$0 and D.W.

   Layden, Jr.--$0. Includes the following amounts earned on compensation paid in 1997 by M&I under the Supplementary Retirement Benefits Plan: J.B. Wigdale--$66,800; D.J. Kuester--$51,200; G.H. Gunnlaugsson--$40,800; J.L.
   Delgadillo--$22,400 and D.W. Layden, Jr.--$14,000. Includes the following above-market amounts accrued by M&I on account balances under the Supplementary Retirement Benefits Plan and the Executive Deferred Compensation Plan: J.B. Wigdale--$2,385; D.J. Kuester--$2,060; G.H. Gunnlaugsson--$8,254; J.L. Delgadillo--$1,057 and D.W. Layden, Jr.--$6,133. Also includes the following amounts accrued by M&I under the Nonqualified Supplemental Retirement Plan for 1997: J.B. Wigdale--$356,317; D.J. Kuester--$157,899; G.H. Gunnlaugsson--$83,111; J.L. Delgadillo--$0 and D.W. Layden, Jr.--$0.

  The following table provides information on options granted to the named executive officers during 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                            % OF TOTAL
                         NUMBER OF SECURI- OPTIONS/SARS
                          TIES UNDERLYING   GRANTED TO  EXERCISE OR             GRANT DATE
                           OPTIONS/SARS    EMPLOYEES IN BASE PRICE  EXPIRATION   PRESENT
NAME                      GRANTED (#)(1)   FISCAL YEAR   ($/SH)(2)     DATE    VALUE ($)(3)
----                     ----------------- ------------ ----------- ---------- ------------
J.B. Wigdale............      30,000           2.9%       $57.000    12/11/07    $447,969
D.J. Kuester............      26,000           2.5         57.000    12/11/07     388,240
G.H. Gunnlaugsson.......      20,000           1.9         57.000    12/11/07     298,646
J.L. Delgadillo.........      12,000           1.2         57.000    12/11/07     179,188
D.W. Layden, Jr.........       8,000           0.8         57.000    12/11/07     119,458

--------
(1) Includes options transferable to the employees' immediate family or trusts or partnerships for the benefit thereof. Options generally become exercisable based on the following schedule: 50% after 12 months from the date of grant, an additional 25% after 18 months from the date of grant and the remaining 25% after 24 months from the date of grant; provided that the options will become immediately exercisable upon a "Triggering Event" (which relates to a change of control of the Company). Employees who have attained age 55 and have at least ten years of service with the Company or a subsidiary receive options which are fully vested on the date of grant.
(2) All options have an exercise price equal to 100% of the fair market of the Company's Common Stock on the date of grant. The exercise price may be paid in cash or by delivery of shares of the Company's Common Stock. Upon exercise of an option, the holder may satisfy any tax obligations either by having the Company withhold shares or by delivering shares such holder already owns.
(3) The grant date present values were determined using the Black-Scholes model with the following common assumptions: a six year expected period of time to exercise; a risk-free rate of return of 5.75%; an expected dividend yield of 1.42%; and a volatility factor of 17.03%.

  The following table provides information on options exercised during 1997, and options held at year end, by the named executive officers.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

                           FY-END OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                       OPTIONS/SARS AT FY-    IN-THE-MONEY OPTIONS/SARS
                             SHARES                         END(#)(1)              AT FY-END($)(2)
                          ACQUIRED ON      VALUE    ------------------------- -------------------------
NAME                     EXERCISE(#)(1) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------------- ----------- ----------- ------------- ----------- -------------
J.B. Wigdale............          0              0    401,000           0     16,626,140           0
D.J. Kuester............     30,000      1,320,390    293,000      13,000     11,920,395     393,250
G.H. Gunnlaugsson.......      6,250        135,781    189,750      29,000      8,461,390     374,750
J.L. Delgadillo.........          0              0     35,000      16,000      1,402,503     182,500
D.W. Layden, Jr.........          0              0     24,000      12,000        916,000     162,000

--------

(1) Includes shares which were transferred to the employees' immediate family or trusts or partnerships for the benefit thereof.
(2) For valuation purposes, a December 31, 1997 market price of $62.125 was used.

  The following table provides information on long-term incentive plan awards to the named executive officers with respect to 1997. Awards with respect to 1998 have not been included and are disclosed in the New Plan Benefits Table.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                           NUMBER OF SHARES, UNITS PERFORMANCE OR OTHER PERIOD
                               OR OTHER RIGHTS     UNTIL MATURATION OR PAYOUT(1)
NAME                       ----------------------- ----------------------------
J.B. Wigdale..............         15,000                    3 Years
D.J. Kuester..............         13,000                    3 Years
G.H. Gunnlaugsson.........          9,000                    3 Years
J.L. Delgadillo...........          4,000                    3 Years
D.W. Layden, Jr...........          4,000                    3 Years

--------
(1) The performance period is the three years commencing on January 1, 1997 and ending on December 31, 1999. Additional Units will be credited to each participant's account when dividends are paid on shares of the Company's Common Stock. Vesting of Units occurs at the end of the three-year period with the exception of the death or disability of the participant, termination of a participant's employment or the occurrence of a "Triggering Event" (which relates to a change in control of the Company). The value of the award at the end of the three-year period is dependent on the total return of the Company's Common Stock for the three-year period when compared with the total return for those stocks composing the Keefe, Bruyette, & Woods 50 Bank Index (the "KBW 50 Index") in accordance with the following table:

                                                           % OF INITIAL AWARD
      KBW 50 INDEX                                      AND ACCUMULATED DIVIDEND
      PERCENTILE RANK                                         UNITS EARNED
      ---------------                                   ------------------------
      95th Percentile and above........................           275%
      90th Percentile..................................           225%
      75th Percentile..................................           185%
      50th Percentile..................................           100%
      25th Percentile..................................            25%
      Below 25th Percentile............................             0%

  If the total return on the Common Stock falls between two categories (for example, between the 50th and 75th percentiles), the percentage earned will be determined by linear interpolation (in this example, between 100% and 185%).

                               RETIREMENT PLANS

  The Marshall & Ilsley Corporation Nonqualified Retirement Benefit Plan (the "Nonqualified Plan") provides five of the executive officers of M&I with a monthly supplemental retirement benefit. The original purpose of the Nonqualified Plan was to provide a benefit such that the sum of benefits from the Retirement Growth Plan, Social Security, the Supplementary Retirement Benefits Plan and the Nonqualified Plan would equal 60% of each participant's average salary and bonus for his last five years of employment. The monthly benefit under the Nonqualified Plan, starting in most instances when an individual reaches age 65, is fixed based on various actuarial and interest rate assumptions. The monthly benefits are $24,167, $23,167 and $14,958 for Messrs. Wigdale, Kuester and Gunnlaugsson, respectively, and a total of $8,459 for two other executive officers. The benefit will be adjusted in the event of death before age 62 or early retirement and can be paid for life with a 120-month certain payout or on a joint and survivor basis at the option of the participant. The pay-out option elected will also affect the amount of the annual benefit. If a participant leaves the employ of the Company prior to age 55, he will receive no benefits under the Nonqualified Plan. In the event of a Change in Control of the Company (as defined in the Nonqualified Plan), each participant will receive the full monthly benefit set forth above regardless of his age when the Change in Control occurs and whether he remains in the employ of M&I until age 55. A participant has the option, in certain circumstances, to elect to receive the present value of the benefits to which he is entitled under the Nonqualified Plan upon a Change in Control regardless of his age at that point.

  The Marshall & Ilsley Corporation Executive Deferred Compensation Plan (the "Deferred Compensation Plan") provides selected key employees of M&I, including the named executive officers, with the ability to defer up to 80% of base salary and 100% of bonus. Those employees electing to participate have two investment options for amounts deferred: a fixed rate option equal to the Moody's A Long-Term Corporate Bond Rate for the month of September of the previous year and an equity option equal to the total return of the S&P 500 Index. The percentage allocated to any investment option may not be less than 10% and elections may be changed semi-annually. Amounts deferred are distributable upon termination of employment at the election of the participant. Choices range from a lump sum distribution on termination of employment to a pay-out over 15 years if a participant's employment terminates on or after age 55, other than because of death or disability, with at least ten years of service. Amounts deferred and investment returns thereon are held in the Marshall & Ilsley Corporation Deferred Compensation Trust II of which Marshall & Ilsley Trust Company is the trustee (the "Trust").

  M&I's Supplementary Retirement Benefits Plan (the "SERP") is a nonqualified benefit plan which covers employees whose compensation exceeds the statutory limits on compensation which can be taken into account for purposes of crediting contributions to M&I's Retirement Growth Plan, including all of the executive officers named in the Summary Compensation Table. The amount, which would have been allocated to such participant's account absent the statutory limitations, is credited to an account which vests after an employee has five years of vesting service as defined in M&I's Retirement Growth Plan. Participants have the same investment and pay-out elections as provided in the Deferred Compensation Plan, described above, and amounts credited under the SERP are held in the Trust.

                   EMPLOYMENT AGREEMENTS AND RELATED MATTERS

  In order to assure management continuity and stability, M&I has entered into substantially similar Employment Agreements (the "Employment Agreements") with the named executive officers, six additional executive officers and 24 other officers and employees of the Company and its subsidiaries (collectively, the "Executives"). The Employment Agreements with the named executive officers each have a term of three years. The Employment Agreements with the other Executives have terms of two or three years.

  The Employment Agreements guarantee the Executives specific payments and benefits upon a termination of employment as a result of a change of control of M&I. If a change of control occurs, the contract becomes effective and continues for the relevant term. The employment term renews on a daily basis until M&I gives notice to terminate the daily renewal.

  The Employment Agreements provide for specified benefits after a change of control if the Executive voluntarily terminates for "good reason" or is involuntarily terminated other than for "cause" (as defined in the Employment Agreements). In addition, in the case of some Employment Agreements, at the end of six months after a change of control, the Executive may terminate employment for any reason and is entitled to receive full benefits. Upon a termination, the Executive is entitled to (a) a lump sum payment equal to two or three times (depending on whether the contract is a two- or three-year contract) the sum of the Executive's current base salary plus the higher of the Executive's bonus for the last year or the Executive's average bonus for the past three years, (b) a proportionate amount of any unpaid bonus deemed earned for the year of termination, (c) a lump sum payment equal to the retirement benefits lost as a result of not having been employed for the remaining contract term, (d) health and other benefits for the remaining contract term, and (e) payments for certain other fringe benefits. In the event of a termination of employment as a result of his death, the Executive's beneficiary is entitled to six months of base salary. No additional benefits are guaranteed under the contract upon an Executive's disability or termination by M&I for cause.

  The Employment Agreements provide that upon a change of control most restrictions limiting the exercise, transferability or other incidents of ownership of any outstanding award, restricted stock, options, stock appreciation rights, or other property rights of M&I granted to the Executive shall lapse, and such awards shall become fully vested, except in certain circumstances. Some of the Employment Agreements also provide for "gross-up" payments in the event payments to an Executive under the Employment Agreement are subject to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (the "Excise Tax") or any similar federal, state or local tax which may be imposed, in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on the payments and any federal, state and local income tax and Excise Tax on the gross-up payment, shall be equal to the payments then due.

                      NON-EMPLOYEE DIRECTOR COMPENSATION

  Directors of M&I who are not employees are paid a retainer fee of $12,000 per year. In addition, non-employee directors receive a fee of $1,500 for each Board meeting which they attend and $500 for each Committee meeting which they attend. M&I has established a deferred compensation plan for its Directors. Under such plan, all or part of the fees received by a Director may be deferred at the election of the Director. Amounts deferred are credited with an earnings factor based on the Director's allocation among 13-week U.S. Treasury Bills or the Common Stock. Deferred amounts are payable in not less than 36 nor more than 180 monthly installments, as elected by the participating Director, unless the Board elects to distribute amounts over a shorter period. Messrs. Boldt, Bolduc, Chait, Meyer, Orr, Schaefer and Zuehlke elected to defer compensation under the plan during 1997. Directors of M&I who are also Directors of subsidiaries of M&I receive compensation from such subsidiaries in varying amounts based on the Director compensation schedule of such subsidiaries.

  Directors of M&I who are not employees of M&I or its subsidiaries ("Participants") also participate in the 1995 Directors Stock Option Plan. On the date of each Annual Meeting of Shareholders, each Participant elected or re-elected as a director at such Annual Meeting receives an option for that number of shares of Common Stock equal to the multiple of 2,500 and the number of years in the term to which such Participant has been elected. In addition, a Participant who is appointed to fill a vacancy on the Board of Directors, or a director who becomes a Participant because such director ceases to be employed by the Company or its subsidiaries, will receive, on the date of the next Annual Meeting, an option for that number of shares of Common Stock equal to a multiple of 2,500 and the number of years remaining in such Participant's term as a director of the Company. Under the terms of this plan, the option price per share will not be less than 100% of the fair market value of the shares on the date the option is granted, the options will not be exercisable more than 10 years after the date of grant, and the options will terminate no later than three years after the Participant ceases to be a director of the Company for any reason. Such options may be exercised at any time after they are granted. The exercise price of an option may, at the Participant's election, be paid in cash or previously owned shares of Common Stock or a combination thereof.

  Mr. Puelicher and M&I entered into a Consulting Agreement and Supplemental Retirement Plan in 1986, which has been extended and currently expires in 2002 (the "Consulting/Retirement Agreement"). As compensation for his commitment to provide consulting services, Mr. Puelicher receives a retirement benefit of $25,000 per month for his life, and, if Mr. Puelicher predeceases his wife, his wife will receive $12,500 per month for her life. Mr. Puelicher also receives a supplemental retirement benefit of $58,333 per month for his life under his Supplemental Retirement Plan dated December 10, 1992. In addition, M&I pays an annual insurance premium for Mr. Puelicher of $112,470 until the earlier of (i) Mr. Puelicher's death, (ii) 19 years from the date of the policy's issue, or (iii) such time as the policy is paid up. M&I also reimburses Mr. Puelicher for all travel and other expenses incurred in the performance of his duties and provides him with secretarial services and office space for his life. M&I may terminate the Consulting/Retirement Agreement for "cause" (as defined in the Consulting/Retirement Agreement). The Consulting/Retirement Agreement provides that Mr. Puelicher may not compete with M&I and must maintain the confidentiality of certain information regarding M&I, its business and customers.

  In connection with the merger with Valley on May 31, 1994, M&I agreed to provide Mr. Zuehlke with a $100,000 annual consulting fee for the remainder of his life. Mr. Zuehlke also receives a car, office space and membership in a professional organization.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

GENERAL POLICY

  The Executive Compensation Committee (the "Committee") determines the compensation policy for executive officers, makes awards and sets performance criteria under the Company's incentive plans, and determines the salary levels for executive officers. The Committee bases its compensation decisions primarily on its overall assessment of the executive's contribution to the profitability of the Company on both a long-term and short-term basis and the relevant market relationship of the executive officer's compensation. The Committee reviews the executive's performance in light of both the historical financial performance of the Company and the Committee's assessment of the executive's role in ensuring the future financial success of the Company. In this respect, the Committee seeks to reward leadership, innovation, and entrepreneurship. The compensation package for senior executives has both objective (performance based) and subjective elements. Beginning in 1997, awards under the Annual Executive Incentive Plan were based on the achievement of specified performance criteria determined by the Committee. For certain executive officers, the financial performance of the business unit or division for which that executive has responsibility may receive a proportionately larger consideration by the Committee in determining that executive's compensation. The Committee reviews the compensation plans for executives in order to determine whether such plans are consistent with the Company's objectives and financial performance.

  The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The Committee currently intends to recommend compensation amounts and plans which will meet the requirements for deductibility.

1997 COMPENSATION

 Overview

  With regard to 1997 compensation decisions, the Committee reviewed the Company's financial performance on both a long-term and short-term basis, the overall performance of each executive officer, the information provided by the Company's professional compensation consultants, other internally prepared peer group analyses and various other information which the Committee deemed relevant in the case of any particular individual. The externally and internally prepared peer group analyses provided the Committee with information on the market relationship of compensation paid to the Company's executive officers. The analyses included information on the companies in the KBW 50 Index which is the same peer group used in the performance graph. The Committee reviewed this information for comparison purposes, taking into account the Company's size and performance relative to the companies in the peer group. The Committee did not, however, set the compensation for the Company's executive officers at a specific level as compared to the peer group. The Committee's compensation determinations generally reflect competitive factors and performance. In the case of any particular individual, circumstances unique to such individual such as increased responsibilities or extraordinary effort may also be reflected. In assessing the Company's performance, the Committee considered, among other things, the profitability of the Company as a whole on both a long-term and short-term basis (including net income, earnings per share, return on average shareholders' equity and return on average assets). The Committee's decisions with respect to compensation generally reflect all of the factors considered, including objective factors and the Committee's subjective assessment of the executive's performance.

 Annual Executive Incentive Plan

  The Annual Executive Incentive Plan provides for annual cash incentives (bonuses) to the participants based upon one or more objective financial performance criteria selected by the Committee. The Annual Executive Incentive Plan rewards eligible senior executives with an incentive award based on a percentage of each participant's base salary if the performance goals set by the Committee are met for that year. The performance criteria for 1997 was based upon earnings per share. The Company earned $2.42 per share in 1997, representing a 14.2% increase over 1996. This exceeded the targeted performance level established by the Committee for 1997, and resulted in eligible executive officers receiving payouts ranging from 34% to 84% of their respective 1997 base salaries.

 Base Salary and Long-Term Incentive Compensation

  In determining the base salaries for the Company's executive officers, the Committee takes a long-term view of both the executive's job performance and the Company's financial performance. The Committee believed it was appropriate in 1997 to increase base salaries and to make long-term incentive awards (stock options and LTIP units) to the Company's senior executive officers. The Committee believes the size of the increases (for base salaries) and the amount of the awards (for long-term incentives) were commensurate with the Committee's overall evaluation of the senior executives' performance both for 1997 and on a long-term basis. Such increases and awards were based on all the factors, both objective and subjective, considered by the Committee and generally no one specific criteria was applied to determine the size or amount thereof.

  The Committee made awards in 1997 under the Company's Executive Stock Option Plans and the LTIP. The purpose of these awards is to furnish long-term incentives to executive officers to build shareholder value and to motivate and retain the personnel critical to the Company's success. It is the intention of the Committee to continue to emphasize long-term incentives in the compensation provided to the Company's executive officers. In arriving at 1997 award levels, the Committee gave consideration to the officer's relative position, responsibilities and performance. Each executive who received an award received two stock options for each performance unit granted. In determining the size of the awards, the Committee considered information provided by professional compensation consultants on stock option and long-term incentive plan awards of companies in a representative peer group (which group is not identical to the KBW 50 Index). However, the Committee did not base the size of the awards at any specific level in comparison to the peer group, nor did the Committee base the awards on any specific element of the Company's performance.

 Chief Executive Officer Compensation

  In determining Mr. Wigdale's salary and long-term incentive awards, the Committee's review concentrated on the prevailing market rates of compensation for his position and the Company's current and prior year's financial performance. The Committee considered the compensation of Mr. Wigdale's peers in the KBW 50 Index, taking into account the Company's size and performance relative to the companies in the peer group, in order to determine whether Mr. Wigdale is compensated on a basis which is reasonably consistent. Mr. Wigdale received an Annual Executive Incentive Plan Award of 84% of his base salary, resulting from the Company's 1997 earnings per share performance in relation to the goals established under the plan. It is the Committee's conclusion that Mr. Wigdale's compensation is fair and appropriate.

THE COMPENSATION COMMITTEE:
            Mr. Jacobs, Chairman Mr. Kellner Mr. O'Hare Mr. Wright

                               PERFORMANCE GRAPH

  The following graph shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years compared to the returns of the Standard & Poor's 500 Stock Index and the KBW 50 Index.

                            CUMULATIVE TOTAL RETURN

                  ASSUMES DIVIDENDS & CAPITAL GAINS REINVESTED

                                      LOGO

                           12/31/92 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
                           -------- -------- -------- -------- -------- --------
M&I.......................   $100     $114     $ 95     $133     $181     $331
S&P 500...................    100      110      112      153      189      252
KBW 50....................    100      106      100      160      227      332

 KBW = Keefe, Bruyette & Wood, Inc. 50-Bank Index; S&P = Standard & Poor's 500.

        AMENDMENTS TO THE 1994 LONG-TERM INCENTIVE PLAN FOR EXECUTIVES

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE
                                     LTIP.

  The Board of Directors amended the Company's LTIP on February 12, 1998, subject to approval by the Company's shareholders. The LTIP was initially approved by the Committee, the Board of Directors and the Company's shareholders in 1994. The goal of the LTIP is to attract and retain key personnel and to provide them with an incentive to put forth maximum effort for the continued success and growth of the Company. Employees eligible to receive awards under the LTIP are executive officers and senior managers of the Company or its subsidiaries. The LTIP is a Unit-based plan where each Unit represents the equivalent of one share of the Company's Common Stock. If, and to the extent, pre-established performance goals are attained, participating employees are entitled to a percentage of the Units awarded (increased by additional Units credited to each participant's bookkeeping account in lieu of dividends during the performance period) which can range from zero to 275% of the Units. Awards can be paid in Common Stock, cash or a combination determined in the sole discretion of the Committee.

  The Company is seeking shareholder approval of the amendments to the LTIP and the change in the performance goals in order to comply with Section 162(m) of the Internal Revenue Code which limits the deductibility of compensation paid to certain senior executives of the Company unless it is performance-based.

  The amendment increases the number of Units available for grant under the LTIP by 600,000, to a total of 1,200,000 Units (excluding Units granted in lieu of dividends). Awards with respect to 442,000 Units have been made through January 31, 1998. If the amendment is approved, 758,000 Units will be available to be granted under the LTIP in the future. In addition, consistent with the increase in Units available, the number of Units which may be granted under the LTIP to any one individual is increased by 150,000, to a total of 300,000 Units.

  The amendment also specifies the performance criteria which the Committee may consider in setting performance goals under the LTIP. The performance criteria may include one or more of earnings per share, net income, return on average assets, return on average equity, total shareholder return or cost control of the Company, and/or one or more of its subsidiaries, or any other entity in which the Company owns more than 50% of the interests entitled to vote. The Committee retains sole discretion to determine the performance period, the performance objectives to be achieved (including defining the above terms and, if it deems appropriate, the exclusion of extraordinary items or any other adjustments which it considers proper) and the measure of whether and to what extent such objectives have been met.

  The amendment also provides that the LTIP may be amended by the Board of Directors, but that no amendment increasing the number of Units subject to the Plan, or which under applicable law or regulatory provisions would require shareholder approval, can be made without obtaining shareholder approval.

  At its December 1997 and January 1998 meetings, the Committee adjusted the performance criteria for Units granted for the three-year performance period beginning January 1, 1998, subject to shareholder approval. For the prior three-year performance periods, the sole criterion was based on the Company's total shareholder return in relation to the other members of the KBW 50 Index ("KBW 50"). The Committee added earnings per share as a second criterion because it provides a direct measure of the Company's performance and it is expected that growth in earnings per share should ultimately result in increased shareholder value. Therefore, beginning with awards granted for the current performance period, the Committee revised the previous incentive matrix basing one-half of the potential award multiple on total shareholder return as compared with the KBW 50 Index and the other half on cumulative earnings per share. The threshold, target and maximum earnings per share performance objectives were established by applying certain compound annual rates of growth to the earnings per share for the year prior to the start of the performance period. The Committee retains discretion to change the performance criteria for future award periods.

  The computation of the number of Units earned will be determined in accordance with the following award table with the minimum payout multiple being zero and the maximum payout multiple being 275%, applied to the Units awarded plus the Units credited in lieu of dividends:

                                                               PAYMENT MULTIPLE
                                    PERFORMANCE OBJECTIVES       PERCENTAGE(1)
                                ------------------------------ -----------------
                                KBW 50 INDEX CUMULATIVE THREE-
                                 PERCENTILE  YEAR EARNINGS PER
                                    RANK     SHARE ("EPS")(2)   KBW 50    EPS
                                ------------ ----------------- -----------------
Threshold......................     25th                         12.50%   12.50%
Target.........................     50th                         50.00%   50.00%
                                    75th                         92.50%   92.50%
Maximum........................     95th                        137.50%  137.50%

--------
(1) Applied to Units awarded plus Units credited in lieu of dividends.
(2) Because the Committee believes that earnings per share targets represent confidential business information, the disclosure of which would adversely affect the Company, the Committee has determined it is in the best interests of the Company not to publish such information.

  If performance under either measure falls between two categories, the percentage earned will be determined by linear interpolation. Before awards are paid, the Committee must certify the extent to which the performance criteria have been met.

  If the shareholders do not approve the amendments to the LTIP and the change in the performance goals, the award of Units made by the Committee at its December 1997 meeting will be nullified.

  The following table provides information on LTIP awards to the named executive officers, to all current executive officers as a group, to all non-executive directors as a group and to all other key employees as a group with respect to 1998 under the LTIP as proposed to be amended.

                            NEW PLAN BENEFITS TABLE

                                                                 PERFORMANCE OR
                                                                  OTHER PERIOD
                                                                     UNTIL
                                         NUMBER OF SHARES, UNITS MATURATION OR
NAME                                         OR OTHER RIGHTS       PAYOUT(1)
----                                     ----------------------- --------------
J.B. Wigdale............................         15,000             3 Years
D.J. Kuester............................         13,000             3 Years
G.H. Gunnlaugsson.......................         10,000             3 Years
J.L. Delgadillo.........................          6,000             3 Years
D.W. Layden, Jr.........................          4,000             3 Years
All Current Executive Officers as a
 Group(11)..............................         64,500             3 Years
All Non-Executive Directors as a Group..              0                 --
All Other Key Employees as a Group(24)..         40,250             3 Years

--------
(1) The value of the awards at the end of the three-year period will be based on the computation described in the above summary and will be in accordance with the above award table.

                     DIRECTORS DEFERRED COMPENSATION PLAN

  The complete text of the Directors Deferred Compensation Plan is set forth in Appendix A. The following summary of the material features of the Directors Deferred Compensation Plan is qualified in its entirety by reference to Appendix A.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE DIRECTORS DEFERRED COMPENSATION PLAN.

  The Board of Directors approved the amended and restated Directors Deferred Compensation Plan (the "Directors Deferred Plan") on February 12, 1998, subject to approval by the Company's shareholders. The Directors Deferred Plan was initially established by the Board of Directors, effective as of January 1, 1985. The purpose of the Directors Deferred Plan, both as initially established on January 1, 1985, and as currently being amended and restated, is to allow the Company's Directors to elect to defer their compensation for serving on the Company's Board. Such deferrals are deemed invested, at the Directors' elections, in either Common Stock or Treasury Bills until retirement from the Board of Directors, at which point deferrals are paid out over a period of time previously designated by each Director.

  The primary purposes of this amendment and restatement are: (1) to allow the Company to fund its obligation to directors who choose the Common Stock account by purchasing shares of the Company's Common Stock, thereby eliminating the volatile effects, both in the financial statements and economically, which may be created by movements in the Company's Common Stock price, and (2) to expand participation to all directors, including those of all direct and indirect subsidiaries, divisions and affiliates of the Company.

  The Committee administers the Directors Deferred Plan. The Committee has full power to construe and interpret the Directors Deferred Plan and to establish rules and regulations and adopt standard forms for its administration.

  Under the Directors Deferred Plan, deferred compensation may be allocated to one of two accounts as selected by the participant: (1) the Common Stock account; or (2) a cash account, earning interest at a rate equal to that earned on U.S. Treasury Bills with maturities of 13 weeks. Previously the Common Stock account was a so-called "phantom stock" account whose performance matched that of the Company's Common Stock. No shares of Common Stock were actually issued or reserved for issuance in connection with the phantom stock accounts. Payment of benefits from the Directors Deferred Plan was made solely in cash. Under the Directors Deferred Plan, the trustee of a nonqualified deferred compensation trust (the "Trust") purchases shares of Common Stock for the Common Stock accounts, and payment of benefits from the Common Stock accounts is made in shares of Common Stock. The trustee will also invest the amounts allocated to the cash account.

  Under the Directors Deferred Plan, the Company's Directors as well as the directors of all direct and indirect subsidiaries, divisions or affiliated entities of the Company, are eligible to participate. As of February 1, 1998, over 300 individuals would be eligible to participate in the Directors Deferred Plan. The amounts that will be received in the future under the Directors Deferred Plan are not determinable.

  The right of a Director or his or her beneficiary to receive a distribution under the Directors Deferred Plan is an unsecured claim against the general assets of the Company. The Company will "fund" the Directors Deferred Plan through a so-called "rabbi trust" or grantor trust, but neither a Director nor any beneficiary will have any rights in or against any specific assets of the Company or the Trust.

  The Directors Deferred Plan may be amended by the Board of Directors, but certain amendments affecting the participants' accounts may not be made without obtaining the participants' approval.

  Failure to obtain shareholder approval of the Directors Deferred Plan will nullify the Directors Deferred Plan as proposed and the Directors Deferred Plan will revert to the version as amended and restated effective January 1, 1995.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  The 1999 Annual Meeting of Shareholders is scheduled for April 27, 1999. In accordance with the Company's By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 1999 Annual Meeting of Shareholders and any other shareholder proposed business to be brought before the 1999 Annual Meeting of Shareholders must be submitted to the Company not later than January 28, 1999. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company's By-Laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 1999 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202 on or before November 9, 1998. Proposals should be directed to Mr. M.A. Hatfield, Senior Vice President and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

                           PENDING LEGAL PROCEEDINGS

  No director or named executive officer is an adverse party or has an interest adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during 1997 all filing requirements were complied with.

                                 OTHER MATTERS

  Although management is not aware of any other matters that may come before the meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          M.A. Hatfield, Senior Vice President
                                           and Secretary

                                                                     APPENDIX A

                             AMENDED AND RESTATED

                     DIRECTORS DEFERRED COMPENSATION PLAN

                                      OF

                         MARSHALL & ILSLEY CORPORATION

                                   RECITALS

  The Board of Directors of Marshall & Ilsley Corporation ("the Company") initially established this Directors Deferred Compensation Plan, effective as of January 1, 1985 (the "Plan"). The Plan was amended and restated effective January 1, 1995. The purpose of the Plan is to allow the Company's directors to elect to defer their compensation for serving on the Company's Board. Such deferrals are deemed invested, at the directors' elections, in either common stock of the Company ("Common Stock") or Treasury Bills until retirement from the Board at which point deferrals are paid out over a period of time previously designated by each director. Twelve subsidiary banks, a non-bank subsidiary and a division of the Company (the "Affiliates") have adopted substantially similar plans in which their directors may participate (the "Affiliate Plans"). For ease of administration and to facilitate the establishment of a nonqualified deferred compensation trust (the "Trust") in connection with the Plan and the Affiliate Plans, the Company hereby (i) assumes the obligations of the Affiliates to the participating directors in the Affiliate Plans as reflected on the books of each Affiliate, which assumption shall be treated as a capital contribution by the Company to each Affiliate, as of the date designated, (ii) agrees that the Affiliate Plans should be merged herewith and that their separate existence shall cease in accordance with action by the respective Boards and (iii) amends and restates the Plan, which, as of the date designated, shall be available to the directors of the Company, the Affiliates, and the directors of all other direct and indirect subsidiaries, divisions or affiliated entities of the Company. Such amendment and restatement of the Plan is subject to the approval of the Company's shareholders at their annual meeting on April 28, 1998. Failure to obtain such approval shall nullify the amendment and restatement and the Plan shall revert to the version as amended and restated effective January 1, 1995.

                                   SECTION I

                                  Definitions

  "Account A" means a bookkeeping account being administered for the benefit of a Participant under Paragraph 3.1, below.

  "Account B" means a bookkeeping account being administered for the benefit of a Participant under Paragraph 3.2, below.

  "Change in Control" means any of the following: (a) the commencement by any person or group of persons, other than one or more of the Companies, of a tender or exchange offer for twenty-five percent (25%) or more of the outstanding shares of the common stock of the Company; (b) the acceptance by the Board of Directors of the Company of, or the public recommendation by the Board that the stockholders of the Company accept, an offer from any person or group of persons, other than one or more of the Companies, to acquire twenty-five percent (25%) or more of either the outstanding shares of the common stock of the Company or the consolidated assets of the Company; (c) the acquisition, by any person or group of persons, of the beneficial ownership or the right to acquire beneficial ownership of twenty-five percent (25%) or more of the outstanding shares of the common stock of the Company (the term "group" and "beneficial ownership" as used in this paragraph having the meanings assigned thereto in Section 13(d) of the 1934 Act and the regulations promulgated thereunder); or (d) the Company (or any of the Companies in the aggregate representing at least

25% of the consolidated assets of the Companies), shall have entered into an agreement with any person, or any person shall have filed a draft or final application or notice with the Board of Governors of the Federal Reserve System or the Office of the Comptroller of the Currency or any other federal or state regulatory agency for approval, to (i) merge or consolidate with, or enter into any similar transaction with, the Company or such Companies, in which the Company or one of the Companies is not the survivor (ii) purchase, lease or otherwise acquire all or substantially all of the assets of the Company or such Companies, or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) or otherwise hold or own, securities representing twenty-five percent (25%) or more of the voting power of the Company or such Companies.

  "Committee" means the Company's Executive Compensation Committee.

  "Common Stock" means the authorized and issued or unissued $1.00 par value common stock of the Company.

  "Company" means Marshall & Ilsley Corporation, a Wisconsin corporation, or any successor thereto.

  "Companies" means Marshall & Ilsley Corporation, a Wisconsin corporation, or any successor thereto, and its direct and indirect subsidiaries, divisions or affiliated entities.

  "Compensation" means the annual retainer fees, attendance fees and committee fees payable by the Companies to a Participant for a Plan Year without reduction for withholding taxes and exclusive of the value of any fringe benefits which the Participant receives or is entitled to receive as a Director of the Companies.

  "Director" means any member of the Boards of Directors of the Companies who is not an employee of the Companies.

  "Disability" means disability as from time to time defined in the Company's Long-Term Disability Income Plan.

  "Fair Market Value" means the closing sale price of the Common Stock on the NASDAQ National Market System as reported in the Midwest Edition of the Wall Street Journal for the applicable date provided that, if no sales of Common Stock were made on said exchange on that date, "Fair Market Value" shall mean the closing sale price of the Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange, or, failing any such sales, such other market price as the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

  "Participant" means each member of or Board of Directors of the Companies who elects to participate in the Plan for a Plan Year.

  "Plan" means the Marshall & Ilsley Corporation Directors' Deferred Compensation Plan as described herein and as the same hereafter may be amended from time to time.

  "Plan Year" means the 12-month period beginning on January 1 of any year and ending on December 31.

  "Trust" means the Company's Deferred Compensation Trust III.

                                  SECTION II

                    Participation and Election of Accounts

  2.1. Participation. Each Director may elect, in accordance with the election procedures prescribed by the Committee from time to time, to become a Participant in the Plan for a Plan Year and to have all or a portion of his Compensation for such Plan Year arising after the date of the election deferred for his benefit under the Plan.

  2.2. Election of Accounts. At the time a Director elects to be a Participant for a Plan Year, he also may elect that any portion or all of his Compensation for the Plan Year which is deferred hereunder be allocated to his Account A or Account B. If no such election is made, all of his Compensation deferred for the Plan Year shall be allocated to his Account B.

  2.3. Manner of Election. Any election pursuant to Paragraphs 2.1 or 2.2, above, shall be made in writing on such form or forms as the Committee shall prescribe from time to time and, if a Participant elects to have less than all of his Compensation for a Plan Year deferred or elects that portions of his deferred Compensation be allocated to different Accounts, the election shall set forth the method for determining the amount to be so deferred or allocated. Such election shall be effective when filed with the Secretary of the Company.

                                  SECTION III

                          Administration of Accounts

  3.1. Account A. Amounts allocated to a Participant's Account A shall be considered to be invested in Common Stock on a monthly basis, and such Participant's Account A shall be credited with the equivalent number of shares of Common Stock (hereinafter referred to as "Credited Shares") which the amount allocated would have purchased on a common investment date, which will typically be any of the first five business days of any month, determined in the sole discretion of an independent brokerage agent. In addition, as of each record date for the payment of dividends on Common Stock, each Participant's Account A shall be credited with a number of additional Credited Shares resulting from the reinvestment of dividends. In the event of a stock dividend, stock split, or similar transaction, each Participant's Account A shall be credited with a number of additional Credited Shares equal to the number of shares of Common Stock which would have been received on such date by a holder of a number of shares of Common Stock equal to the number of Credited Shares then held by a Participant. In the event of any distribution with respect to Common Stock other than a cash dividend, stock split, stock dividend or similar transaction, each Participant's Account A shall be credited with a number of additional Credited Shares or other consideration as determined by the Committee in its sole discretion. In the event of a Change in Control, a Participant's Account A shall be credited with the same amount and type of consideration which a shareholder of the Company would have received holding the same number of shares of Common Stock as are held in the Participant's Account A at the time of the payment of the consideration.

  3.2. Account B. Amounts allocated to a Participant's Account B shall be considered to be invested in U.S. Treasury Bills having a maturity of 13 weeks. Each Participant's Account B shall be credited on the last day of each calendar quarter with the amount of interest which would have been earned if the balance in a Participant's Account B, as of the last day of the previous calendar quarter (including interest credited hereunder for the previous calendar quarter) plus one-half of the applicable deferrals made during the subject calendar quarter were invested in U.S. Treasury Bills with a maturity of 13 weeks. The rate of interest applied will be determined by the Committee or its designees from time to time in accordance with guidelines disclosed to the Participants.

  3.3. Change of Accounts. Once amounts have been allocated to Account A or Account B by a Participant, these amounts must remain in Account A or Account B until such amounts are distributed to the Participant pursuant to Section IV hereof.

  3.4. Nature of Account. The accounts established for each Participant hereunder and assets, if any, acquired by the Company to measure a Participant's benefits hereunder, shall not constitute or be treated for any reason as a trust for, property of or a security interest for the benefit of, a Participant, his beneficiaries or any other person. Participant and the Company acknowledge that the Plan constitutes a promise by the Company to pay benefits to the Participants or their beneficiaries, that Participants' rights hereunder (by electing to defer Compensation hereunder) are limited to those of general unsecured creditors of the Company and that the establishment of the Plan, acquisition of assets to measure Participant's benefits hereunder or deferral of all or any portion of a Participants' Compensation hereunder does not prevent any property of the Company from being subject to the right of all the Company's creditors. The Company shall contribute all contributions hereunder to the Trust which will comply with the requirements of the Internal Revenue Service's model trust, as described in Revenue Procedure 92-64.

                                  SECTION IV

                                 Distributions

  4.1. Normal Distributions. Except as otherwise provided in this Paragraph, distribution of the amounts credited to a Participant's account(s) shall be made to the Participant in either a lump sum or in such number of annual installments (which shall be not less than two (2) or more than ten (10) installments) as are elected by the Participant by written notice to the Committee at least twelve (12) months before he ceases to be a Director or, if no such election is made, in five (5) annual installments. Lump sum payments shall be made no later than February 15 of the year after the year in which a director's service terminates. Annual installment payments shall be made no later than February 15 of any year and shall commence in the year after termination of service as a director. The amount of each such annual installment shall be equal to (i) the total number of shares of Common Stock credited to the Participant's Account A as of the last day of the prior year and (ii) the total dollar amount credited to the Participant's Account B as of the last day of the prior year, each multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the remaining number of unpaid annual installments remaining on such date. Distributions from Account A shall be made in shares of Common Stock and distributions from Account B shall be made in cash. The last annual installment shall be of the entire or number of shares of Common Stock or cash remaining in the Participant's account(s). The Committee shall make whatever adjustments may be necessary to the amounts credited to a Participant's account(s) to reflect any distributions made hereunder.

  4.2. Distribution After Death of a Participant. If a Participant ceases to be a Director by reason of his death or if he dies after he is no longer a Director but prior to the distribution to him of all amounts payable to him under the Plan, the amounts that would otherwise be distributable to him, if living, shall be distributed to his designated beneficiary or beneficiaries and any reference to a Participant in Paragraph 4.1, above, shall be deemed to include a reference to his designated beneficiary or beneficiaries unless the Participant otherwise elects on forms provided by the Committee. All beneficiary designations shall be made in such form and manner as from time to time may be prescribed by the Committee. A Participant from time to time may revoke or change any beneficiary designation on file with the Committee. If there is no effective beneficiary designation on file with the Committee at the time of the Participant's death, distribution of amounts otherwise payable to the deceased Participant under this Plan shall be made to his Estate. If a beneficiary designated by a Participant to receive his benefit shall survive the Participant but die before receiving all distributions hereunder, the balance thereof shall be paid to such deceased beneficiaries' Estate, unless the deceased Participant's beneficiary designation provides otherwise.

  4.3. Accounts Less than $25,000. Notwithstanding anything herein contained to the contrary, if the sum of the Fair Market Value of the shares of Common Stock in a Participant's Account A and the dollar amount in a Participant's Account B is less than $25,000 at the end of any Plan Year after he ceases to be a Director, the Committee may, in its sole discretion, direct that the account(s) be distributed in a lump sum no later than the February 15 following the year in which this occurs.

  4.4. Alternative Distribution Schedules. Notwithstanding anything contained herein to the contrary, if a Participant or the designated beneficiary or beneficiaries of a Participant entitled to receive distributions under this Plan requests distributions to be made to him after the Participant is no longer a Director in a manner other than that provided under Paragraph 4.1, above, the Committee may make such distributions as it deems appropriate consistent with such request. The Committee's determination as to the appropriateness of varying the amounts and timing of the distributions hereunder shall be binding and conclusive on all parties concerned.

                                   SECTION V

                 Rights, Privileges and Duties of Participants

  5.1. Rights of Participant. No Participant or any other person shall have any interest in any fund or in any specific asset or assets of the Company by reason of any amounts credited to any Account hereunder, nor any right to exercise any of the rights or privileges of a stockholder with respect to any securities hypothetically credited to a Participant's Account A under the Plan, nor any right to receive any distributions under the Plan except as and to the extent expressly provided in the Plan.

  5.2. Copy of Plan. Each Participant shall be entitled, upon his request to the Secretary of the Company, to receive the most current version of the Plan.

  5.3. No Alienation. To the extent permitted by law, the right of any Participant or any beneficiary to receive any payment hereunder shall not be subject to alienation, transfer, sale, assignment, pledge, attachment, garnishment or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such payments whether presently or thereafter payable shall be void. Any payment due hereunder shall not in any manner be subject to debts or liabilities of any Participant or his beneficiary.

  5.4. Costs of Disputes. If any Participant shall bring any legal or equitable action against the Company by reason of being a Participant under this Plan or if it is necessary for the Company to bring any legal or equitable action under this Plan against any Participant or any person claiming an interest by or through such Participant, the results of which shall be adverse to the Participant or the person claiming an interest by or through such Participant, the cost of defending or bringing such action, including attorneys' fees, shall be charged first, to the extent possible, directly to the account(s) of the Participant.

  5.5. Mental Competence. Every person receiving or claiming payments or rights under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice in a form and manner acceptable to the Committee that such person is incompetent and that a guardian, conservator or other person legally vested with the interest of his estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming payments under the Plan shall be appointed by a court of competent jurisdiction, payments under this Plan may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Committee. Any such payments so made shall be a complete discharge of any liability therefor.

  5.6. Provision of Information. Each person, whether a Participant, a duly designated beneficiary of a Participant, a guardian or any other person entitled to receive a payment under this Plan shall provide the Committee with such information as it may from time to time deem necessary or in its best interests in administering the Plan. Any such person shall also furnish the Committee with such documents, evidence, data or other information as the Committee may from time to time deem necessary or advisable.

                                  SECTION VI

                                   Committee

  6.1. Committee Actions. The Plan shall be administered by the Committee. The Committee may from time to time (i) construe and interpret the Plan, (ii) resolve all questions arising in the administration, interpretation and application of the Plan including, but not limited to, questions as to the right of any person to a benefit, (iii) establish rules and regulations for the administration of the Plan and (iv) adopt standard forms for such matters as elections, beneficiary designations and applications for benefits, provided that all such actions must be consistent with the Plan. All determinations of the Committee, irrespective of their character or nature, including, but not limited to, all questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

  6.2. Committee Consultation. The Company and/or the Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations and duties hereunder or with respect to any claim, action or proceeding or any other matter, and shall not be liable for any action taken or not taken by it in good faith pursuant to the advice of such counsel.

  6.3. Books and Records. The Committee shall be responsible for maintaining books and records for the Plan. Such books and records shall only be open for examination by a Participant or his duly designated beneficiary to the extent that they specifically involve his account(s) or any payments which are to be made to him or his beneficiary hereunder. Each Participant or his duly designated beneficiary shall be notified no less frequently than annually of the balance in his account(s).

                                  SECTION VII

                           Amendment or Termination

  The Board of Directors of the Company hereby reserves the right to amend, modify, terminate, or discontinue the Plan at any time; provided, however, no such action shall (i) reduce the amount then credited to any account of any Participant, (ii) change the time and manner of payment of such amount, or
(iii) after a Change in Control, reduce the amounts to be credited to a Participant's account(s) being administered hereunder, without the consent of a majority of the holders of account balances hereunder.

                                 SECTION VIII

                                 Miscellaneous

  8.1. Construction. Wherever the context so requires, words in the masculine include the feminine and words in the feminine include the masculine and the definition of any term in the singular may include the plural.

  8.2. Expenses. All expenses of administering the Plan shall be paid by the Company except as expressly provided herein to the contrary.

  8.3. Governing Law. The Plan shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin.

  8.4. Tenure Not Guaranteed by Plan. The establishment of this Plan and the designation of a Director as a Participant, shall not give any Participant the right to continued as a Director or limit the right of any of the Companies to dismiss the Director or fail to nominate the Director for reelection.

  8.5. Notice. Any and all notices, designations or reports provided for herein shall be in writing and delivered personally or by certified mail, return receipt requested, addressed, in the case of the Company to the Corporate Secretary at 770 North Water Street, Milwaukee, Wisconsin 53202 and, in the case of a Participant or Beneficiary, to his home address as shown on the records of the Company. The addresses referenced herein may be changed by a notice delivered in accordance with the requirement of this Paragraph 8.5.

                                                             (Supplemental Copy)

                             AMENDED AND RESTATED
                         MARSHALL & ILSLEY CORPORATION
                 1994 LONG-TERM INCENTIVE PLAN FOR EXECUTIVES
              (as amended and restated through February 12, 1998)

1.   PURPOSE OF THE PLAN.
          The purpose of the Plan is to promote the best interests of Marshall & Ilsley Corporation and enhance shareholder value by attracting and retaining key personnel and providing such employees with an incentive to put forth maximum effort for the continued success and growth of the Company.

2.   DEFINITIONS.
     (a) "Account" shall mean the account established and administered for the benefit of a Participant under the Plan.

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (c) "Committee" shall mean the Committee of the Board of Directors constituted as provided in Paragraph 3 of the Plan.

     (d) "Company" shall mean Marshall & Ilsley Corporation, a Wisconsin corporation.

     (e) "Employees" shall mean those individuals who are executive officers or senior managers of the Company or its Subsidiaries.

     (f) "Market Price" shall mean the closing sale price of a Share on the NASDAQ National Market System as reported in the Midwest Edition of the Wall Street Journal, or such other market price as the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

     (g) "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     (h) "Parent" shall mean a parent corporation of the Company as defined in
Section 424(e) of the Code.

     (i) "Participant" shall mean an Employee designated by the Committee to be a participant in the Plan.

     (j) "Plan" shall mean the 1994 Long-Term Incentive Plan for Executives of the Company.

     (k) "Share" or "Shares" shall mean the $ 1.00 par value common stock of the Company.

     (l) "Subsidiary" shall mean a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

     (m) "Triggering Event" shall mean any of the following: (a) the acquisition, by any person or group of persons other than the Company or a Subsidiary, of twenty-five percent (25%) or more of the outstanding shares of the common stock of the Company pursuant to a tender or exchange offer; (b) the acquisition, by any person or group of persons, of the beneficial ownership or the right to acquire beneficial ownership of twenty-five percent (25%) or more of the outstanding shares of the common stock of the Company (the term "group" and "beneficial ownership" as used in this paragraph having the meanings assigned thereto in Section 13(d) of the 1934 Act and the regulations promulgated thereunder); or (c) the shareholders of the common stock of the Company approve a transaction whereby the Company (or any Subsidiary or Subsidiaries in the aggregate representing at least 25% of the consolidated assets of the Company), will (i) merge or consolidate with, or enter into any similar transaction with any person, in which the Company or Subsidiary is not the survivor (ii) sell, lease or otherwise dispose of all or substantially all of the assets of the Company or such Subsidiary or (iii) sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing twenty-five percent (25%) or more of the voting power of the Company or such Subsidiary.

     (n) "Unit" shall mean a bookkeeping entry used by the Company to record and account for the grant of an award under the Plan denominated in Shares until such time as the award is paid, cancelled, forfeited or terminated, as the case may be.

3.   ADMINISTRATION OF THE PLAN.

     (a) The Plan shall be administered by the Committee. The Committee shall consist of not less than three members of the Board of Directors of the Company and shall be so constituted as to permit the Plan to comply with Rule 16b-3 under the 1934 Act, as such rule is currently in effect or as hereafter modified or amended ("Rule 16b-3"), Section 162(m) of the Code, or any successor rule or other statutory or regulatory requirements. The members of the Committee shall be appointed from time to time by the Board of Directors.

     (b) The Committee shall have sole authority in its discretion, but always subject to the express provisions of the Plan, to determine the Employees who will be Participants, the number of Units which will be credited to each Account, the performance criteria for earning the Units credited to each Account and the period of time to which the performance criteria will be applied; to interpret the plan; to prescribe, amend and rescind rules and regulations pertaining to the Plan; to determine the terms and provisions of the respective awards to Participants; and to make all other determinations and interpretations deemed necessary or advisable for the administration of the Plan. The Committee's determination of the foregoing matter shall be conclusive and binding on the Company, all Employees, all Participants and all other persons.


4.   ELIGIBILITY.

     Only Employees shall be eligible to be Participants under the Plan. In determining which Employees will be Participants and the amount of the award hereunder, the Committee may take into account the nature of the services rendered by the respective Employees, their present and potential contributions to the success of the Company, and other such factors as the Committee in its discretion shall deem relevant. An Employee who has been granted an award under the Plan may be granted additional awards under the Plan if the Committee shall so determine. The Company shall effect the granting of awards hereunder in such manner as the Committee determines. No award may be granted under the Plan to a member of the Committee.

5.   ESTABLISHMENT OF ACCOUNTS.

     The Company shall establish on its books of account a separate Account for each Participant, which shall be used for the purpose of determining the compensation to which the Participant from time to time may be entitled hereunder. There shall be recorded in each Participant's Account the number of Units from time to time credited to the Participant by the Committee or pursuant to Paragraph 8 hereof. In no event will more than 1,200,000 Units, subject to adjustment under Paragraph 10 hereof, be granted under the Plan (excluding Units credited in lieu of dividends under Paragraph 8 hereof). No more that 300,000 Units will be granted to any one individual (again excluding Units credited in lieu of dividends and subject to adjustment under Paragraph 10). Accounts shall be maintained solely for accounting purposes, and no assets of the Company shall be segregated or subject to any trust for any Participant's benefit by reason of the establishment of the Participant's Account. In addition, no Participant shall acquire any rights as a shareholder of the Company, including the right to vote with respect to any matter before the shareholders of the Company or to receive dividends payable on the common stock, or, except as is specifically provided otherwise herein, any other rights, by reason of the establishment of the Participant's Account.

6.   PERFORMANCE CRITERIA.

     The Committee shall establish performance criteria which will govern whether and to what extent Participants will receive a pay-out of their Accounts. The criteria among which the Committee may choose in establishing performance criteria are one or more of earnings per share, net income, return on average assets, return on average equity, total shareholder return or cost control of the Company and/or one or more of its Subsidiaries, or any other entity in which the Company owns more than 50% of the interests entitled to vote. The length of the performance period, the performance objectives to be achieved during the performance period (including defining the above terms, and if deemed appropriate, the exclusion of extraordinary items or any other adjustments considered proper), and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee.

No payment of awards under this Plan shall be made until the Committee certifies that the performance criteria to which such awards were subject have been met.

7.   PAYMENT OF AWARDS.

     The Committee, in its sole discretion, may pay awards earned under the Plan in cash, Shares or a combination of cash or Shares. Any Shares paid may be treasury Shares or authorized, but unissued Shares.

8.   DIVIDENDS AND DIVIDEND EQUIVALENTS.

     At such time as dividends are paid on Shares, an Account of a Participant shall be credited with that number of additional Units equal to the product of
(a) the number of Units then in the Account times (b) the amount of the dividend per Share divided by (c) the Market Price of a Share on the date a dividend is paid.

9.   TERMINATION OF EMPLOYMENT.

     (a) Any Participant whose employment with the Company or a Subsidiary is terminated due to retirement on such Participant's normal retirement date (as defined in the M&I Retirement Growth Plan or any successor thereto) or due to early retirement with the consent of the Committee shall continue as a Participant in the Plan as to Units already awarded (and any dividends or dividend equivalents earned in connection therewith), but shall not be entitled to the award of any additional Units by the Committee.

     (b) Any Participant whose employment with the Company or a Subsidiary is terminated due to disability (as defined in Section 22(e)(3) of the Code) or death, or any Participant who dies after retirement, as defined in subparagraph
(a), above, but while he still is a Participant in the Plan, shall continue as a Participant in the Plan as to Units already awarded (and any dividends or dividend equivalents earned in connection therewith) until the close of the calendar year in which the Participant dies or is disabled. The Committee will determine if and to what extent the performance criteria it established have been met as of the close of the calendar year. Based on this determination, a Participant, or, in the case of death, his beneficiary as determined pursuant to Paragraph 12, hereof, shall receive a prorated award within 90 days of the end of the calendar year based on a fraction, the numerator of which is the number of days from the beginning of the award period to the date of death or disability and the denominator of which is the total number of days in the award period.

     (c) If a Participant's employment is terminated for any reason other than those specified in subparagraphs (a) and (b), above, his participation in the Plan shall immediately cease and he shall not be entitled to any award under the Plan, unless the Committee, in its sole discretion, determines otherwise.

     (d) Notwithstanding the foregoing, if (i) a Participant's employment is terminated as a result of, or in anticipation of, a Triggering Event, or (ii) a Participant's employment is not terminated, but a Triggering Event occurs, a Participant shall receive an amount equal to the amount he would be entitled to receive at the close of the performance period based on the extent to which the performance criteria set by the Committee have been met as of the date of the Triggering Event. Payment of the amount to which the Participant is entitled hereunder shall be made within 30 days after the occurrence of the Triggering Event.

     (e) The Plan does not confer upon any Participant any right with respect to continuation of employment by the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate any Participant's employment at any time.

10.  ADJUSTMENT PROVISIONS.

     If the Company shall effect a subdivision or consolidation of Shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction in the number of Shares outstanding, or shall effect a spin-off, split-off, or other distribution of assets to shareholders, without receiving consideration therefor in money, services or property, the number of Units in each Account and the number of Shares available for payment of awards hereunder shall be appropriately adjusted by the Committee.

11.  NONASSIGNABILITY.

     No Accounts or any payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge, or encumbrance. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any Account or any payment under the Plan shall be void and of no legal effect.

12.  BENEFICIARY DESIGNATION.

     If a Participant dies prior to the distribution to him of all amounts payable to him under the Plan, the amounts otherwise distributable to the Participant if living, shall be distributed to his designated beneficiary or beneficiaries. All beneficiary designations shall be made in the form prescribed by the Committee from time to time and shall be delivered to the Secretary of the Company. If there is no effective beneficiary designation on file at the time of the Participant's death, distribution of amounts otherwise payable to the deceased Participant under the Plan shall be made to his Estate. If the beneficiary designated by the Participant shall survive the Participant but die before receiving all distributions hereunder, all amounts otherwise payable to the deceased beneficiary shall be paid to such deceased beneficiary's Estate unless the Participant's beneficiary designation provides otherwise. The Company shall have no responsibility with respect to the validity of any beneficiary designation made by a Participant and shall be fully protected if it acts thereon in good faith.

13.  TAXES.

     The Company shall be entitled to pay or withhold the amount of any tax which it believes is required as a result of the payment of any amounts under the Plan, and the Company may defer making payments hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligations. A Participant may, at his election, satisfy his obligation for payment of withholding taxes by having the Company retain a number of Shares, if payment of the Account includes Shares, having an aggregate Market Price on the date the Shares are withheld equal to the amount of the withholding tax or by delivering to the Company Shares already owned by the Participant having an aggregate Market Price on the date the Shares are delivered equal to the amount of the withholding tax. The Company shall have the right to rely on a written opinion of legal counsel, which may be independent legal counsel or legal counsel regularly employed by the Company, if any question should arise as to the payment or withholding of taxes.

14.  REGULATORY APPROVALS AND RULE 16b-3.

     (a) Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates for Shares resulting from the payment of an Account hereunder prior to (i) the obtaining of any approval from any governmental agency which the Company shall, it its sole discretion, determine to be necessary or advisable, (ii) the admission of such Shares to listing on the stock exchange on which the Shares may be listed, and
(iii) the completion of any registration or other qualification of said Shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

     (b) It is intended that the Plan and any award made to a person subject to
Section 16 of the 1934 Act, and any transaction or election hereunder by any such person, meet all of the requirements of Rule 16b-3. If any provision of the Plan or any award hereunder would disqualify the Plan or such award under, or would not comply with, Rule 16b-3, such provision or award shall be construed or deemed to conform to Rule 16b-3.

     (c) Any election by a Participant subject to Section 16 of the 1934 Act, pursuant to Paragraph 13 hereof, may be made only during such times as permitted by Rule 16b-3 and may be disapproved by the Committee at any time after the election.

15.  EFFECTIVENESS OF THE PLAN.

     The Plan became effective upon approval by the Company's Executive Compensation Committee and Board of Directors on March 30, 1994, subject to ratification of the Plan by the vote of the holders of a majority of the Shares present or represented and entitled to vote at an annual or special meeting of the Company duly called and held which vote was received on August 23, 1994. The amendments hereto were approved by the Board of Directors on February 12, 1998, subject to approval at the April 28, 1998 Annual Meeting of shareholders. If shareholder approval is not obtained, any awards previously made at the December 11, 1997 meeting of the Executive Compensation Committee will be void and of no further effect.

16.  TERMINATION AND AMENDMENT.

     The Plan may be terminated, modified or amended by the Company's Board of Directors, provided, however, that any modification or amendment which would, under applicable law or other regulatory provisions require shareholder approval and any amendment to increase the number of Units available for grant under the Plan shall be subject to the affirmative vote of the holders of a majority of the Shares of the Company present, or represented, and entitled to vote at a meeting of the shareholders of the Company and provided, further, that no termination, modification or amendment of the Plan may, without the consent of a Participant, adversely affect the rights of such Participant in his Account, other than a termination because the requisite shareholder approval is not obtained. In such event, any awards made subject to the consent of the shareholders shall be void and of no further effect.

17.  GOVERNING LAW.

     The Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Wisconsin.

--------------------------------------------------------------------------------
                                  Proxy Card
                         MARSHALL & ILSLEY CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors



     The undersigned appoints J.B. Wigdale and D.J. Kuester, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of stock of Marshall & Ilsley Corporation held of record by the undersigned on February 27, 1998 at the 1998 Annual Meeting of Shareholders of Marshall & Ilsley Corporation to be held on April 28, 1998 or at any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of all nominees for directors, "FOR" the approval of the amendments to the 1994 Long-Term Incentive Plan for Executives and "FOR" approval of the Directors Deferred Compensation Plan.





                               (Continued and to be signed on the reverse side.)
--------------------------------------------------------------------------------

Please mark boxes in blue or black ink.
1.  ELECTION OF CLASS II DIRECTORS:
    FOR all nominees below to serve for the terms indicated below and until their successors are elected and qualified (except as marked to the contrary below). [_]
    WITHHOLD AUTHORITY to vote for all nominees listed below.  [_]
    (To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below)
    Class II (with terms expiring April 2001): Jon F. Chait, D.J. Kuester, Edward L. Meyer, Jr., Don R. O'Hare, San W. Orr, Jr., J.A. Puelicher and Stuart W. Tisdale.


2.  PROPOSAL TO APPROVE AMENDMENTS TO THE 1994 LONG-TERM INCENTIVE PLAN FOR
    EXECUTIVES:
    FOR approval of amendments to the 1994 Long-Term Incentive Plan for
    Executives     [_]
    AGAINST approval of amendments to the 1994 Long-Term Incentive Plan for
    Executives     [_]
    ABSTAIN from voting on amendments to the 1994 Long-Term Incentive Plan for
    Executives     [_]

3.  PROPOSAL TO APPROVE THE DIRECTORS DEFERRED COMPENSATION PLAN:
    FOR approval of the Directors Deferred Compensation Plan            [_]
    AGAINST approval of the Directors Deferred Compensation Plan        [_]
    ABSTAIN from voting on the Directors Deferred Compensation Plan     [_]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                Date: ____________________________________, 1998


                                      __________________________________________
                                               (Signature of Shareholder)

                                      __________________________________________
                                      (Signature of Shareholder-if held jointly)

Please mark, sign, date and
return this Proxy Card promptly
using the envelope provided.